EXHIBIT 99
UNITED COMMUNITY FINANCIAL CORP.
275 West Federal Street
Youngstown, Ohio 44503-1203
FOR IMMEDIATE RELEASE
Contact:
James R. Reske
Chief Financial Officer
(330) 742-0592
United Community Financial Corp. Reports Results for the
Third Quarter of 2008
YOUNGSTOWN, Ohio (November 4, 2008) – United Community Financial Corp. (Company) (Nasdaq: UCFC), holding company of The Home Savings and Loan Company (Home Savings) and Butler Wick Corp. (Butler Wick), today reported a net loss of $38.6 million, or $(1.34) per diluted share, for the three months ended September 30, 2008, compared to net income of $2.6 million, or $0.09 per diluted share, for the three months ended September 30, 2007, and net income of $2.7 million, or $0.10 per diluted share, for the three months ended June 30, 2008.
The Company also reported a net loss for the nine months ended September 30, 2008, of $31.8 million, or $(1.11) per diluted share, compared to net income of $11.2 million, or $0.38 per diluted share, for the nine months ended September 30, 2007.
“The results of the third quarter were significantly impacted by two accounting events that transpired in the period,” commented Chairman and Chief Executive Officer Douglas M. McKay. “Most significantly, we recognized a non-cash write-down of $33.6 million related to goodwill. Additionally, as reported approximately a month ago, we incurred a write-down of $4.7 million in the third quarter following the announcement of the conservatorship of Fannie Mae.”
At June 30, 2008, UCFC had $33.6 million of goodwill on its balance sheet as a result of the acquisition of two financial institutions earlier in the decade. Goodwill is not amortized, but Generally Accepted Accounting Principles (GAAP) require the Company to test its goodwill annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired, by comparing the fair value of goodwill to its carrying amount. If the carrying amount exceeds the fair value, an impairment charge must be recognized in an amount equal to that excess. GAAP does not permit an increase to goodwill if, in future valuations, the fair value of the asset exceeds its carrying cost. As a result of impairment testing performed, the Company recorded an impairment charge of $33.6 million. The Company felt it was appropriate to perform the analysis in the third quarter based on the price at which its shares were trading.

The goodwill impairment charge will have no impact on the Company’s tangible book value, regulatory capital ratios or cash.
Home Savings holds in its available-for-sale securities portfolio a Fannie Mae auction rate pass through trust security with a cost basis of $5.0 million. This security represents an interest in a trust that is collateralized with Fannie Mae non-cumulative preferred stock. The market value of the security held by the Company declined following the September 7, 2008 announcement of the appointment of a conservator for Fannie Mae. Because the effects of the conservatorship may trigger the redemption provisions of the trust, UCFC management determined it was necessary for the Company to recognize a write-down of $4.7 million in the third quarter of 2008.
The Company also owns an equity interest in the common shares of another financial institution, which has traded below the Company’s cost basis for more than twelve months and is not expected to recover in the near term. The Company has taken a write-down of $353,000 on this investment.
The following table depicts the impact of the goodwill and securities expenses:

	For the three	For the nine
	months	months
	ended	ended
	September	September
	30, 2008	30, 2008
	(Dollars in thousands)
Net income (loss) before impairment charges	$(1,693)	$5,079
Goodwill impairment charge	(33,593)	(33,593)
Fannie Mae write-down, net of tax of $1,637	(3,039)	(3,039)
Other equity security write-down, net of tax of $124	(229)	(229)

Net loss, as reported	$(38,554)	$(31,782)

The table above contains certain financial information determined to be a presentation not in accordance with GAAP. We have provided information about significant events that occurred during the period because we believe this information is useful to both investors and management and aid in the overall understanding of their impact on the Company’s overall performance. Users should consider this financial information a supplementary tool for analysis purposes and not substitute it for GAAP net income.
Net Interest Income and Margin
Net interest income was $18.9 million for the third quarter of 2008, an increase compared to $17.9 million for the third quarter of 2007, and a decrease from the $19.1 million for the second quarter of 2008. Average earning assets were $2.6 billion at the end of the third quarter of 2008, unchanged from the third quarter of 2007 and the second quarter of 2008. Net interest margin for the third quarter of 2008 was 2.92%, an improvement of 14 basis points from 2.78% for the third quarter of 2007 and a decrease compared to 2.96% in the second quarter of 2008. Lower rates paid for money market accounts, certificates of deposit, advances from the Federal Home Loan Bank, repurchase agreements and other borrowings offset a decline in the yield earned on loans and securities in the third quarter of 2008 compared to the third quarter of 2007.
Net interest income for the nine months ended September 30, 2008, was $55.1 million compared to $55.4 million for the nine months ended September 30, 2007, a change of $364,000. A decline in interest income of $11.0 million, resulting primarily from the sale of $74.0 million of one-to four-family residential mortgages at the end of February 2008 and the increase in nonperforming loans from September 30, 2007, to September 30, 2008, was substantially offset by a $10.7 million decrease in interest expense on deposits, advances from the Federal Home Loan Bank, repurchase agreements and other borrowings. Net interest margin for the nine months ended September 30, 2008, was 2.84% compared to 2.88% for the nine months ended September 30, 2007.
Loans and Deposits
Average outstanding net loan balances for the third quarter of 2008 increased $24.2 million compared to the second quarter of 2008. The average balance of commercial loans increased $20.0 million and the average balance of installment loans, including lines of credit, increased $6.9 million. A decrease in mortgage loans, including construction loans, of $2.7 million slightly offsets increases in the average balances of commercial and installment loans.
Average outstanding net loan balances for the third quarter of 2008 decreased $27.6 million, compared to the third quarter of 2007. The average balance of mortgage loans decreased $86.7 million. An increase in the average balance of commercial loans of $53.4 million and an increase in installment loans, including lines of credit, of $5.7 million offset partially the decrease in the average balance of mortgage loans.
Average outstanding net loan balances for the nine months ended September 30, 2008, were $2.2 billion, a reduction of $15.2 million over the same period in 2007. This change was due largely to the loan sale in February 2008, offset by new originations during 2008.
Average interest-bearing deposits in the third quarter of 2008 were $1.8 billion, an increase of $78.3 million, or 4.5%, compared to the second quarter of 2008. The change in the average balance of deposits was due to increases in retail certificates of deposit and brokered certificates of deposit, which were offset partially by decreases in the average balances of NOW and money market accounts.
Average interest-bearing deposits in the third quarter of 2008 increased by $137.8 million, or 8.2%, compared to the third quarter of 2007. The change in the average balance of deposits was due to increases in the average balances of NOW, money market accounts and brokered certificates of deposit, which was offset partially by a decrease in the average balances of retail certificates of deposit.

Average total deposits for the first nine months of 2008 were $1.8 billion, an increase of $77.8 million compared to the first nine months of 2007. The overall increase in the average balances of NOW, money market accounts and brokered certificates of deposit drove the change in average deposit balances during the period. Decreases in the average balances of retail certificates of deposit and savings accounts offset partially the increase in the average balances of NOW, money market and brokered certificates of deposit.
Asset Quality
The provision made for loan losses was $9.0 million in the third quarter of 2008, compared to $5.4 million in the third quarter of 2007, and $3.2 million in the second quarter of 2008. The allowance for loan losses was $33.2 million, or 1.45% of portfolio loans as of September 30, 2008, compared to $32.0 million or 1.41% of portfolio loans, as of December 31, 2007.
Net loan charge-offs were $4.7 million in the third quarter of 2008, compared to $951,000 in the third quarter of 2008 and $7.6 million in the preceding quarter of 2008.
Nonperforming assets were $126.8 million at September 30, 2008, compared to $111.6 million at December 31, 2007. Total nonperforming loans at September 30, 2008, were $106.3 million compared to $101.1 million at December 31, 2007. The increase in nonperforming loans was a result of management’s decision to place certain nonresidential real estate loans to specific borrowers on nonaccrual status. This increase was offset partially by a reduction of nonperforming residential construction loans, which were either paid in full prior to September 30, 2008, or the Company took possession of the property in satisfaction of the loans before September 30, 2008. Real estate owned and other repossessed assets totaled $20.5 million at September 30, 2008. Properties owned by the Company are being actively marketed for sale to reduce the level of nonperforming assets.
Noninterest Income
Noninterest income was $6.0 million in the third quarter of 2008, compared to $11.4 million in the preceding quarter and $12.1 million in the third quarter of 2007. In addition to the Fannie Mae impairment charge previously discussed, the Company incurred losses on the disposition of real estate owned and other repossessed assets of $1.2 million in the third quarter of 2008, compared to $143,000 in the third quarter of 2007, and $1.5 million in the second quarter of 2008.
Noninterest income was $31.4 million for the nine months ended September 30, 2008, compared to $35.7 million for the nine months ended September 30, 2007. The $4.3 million decrease was attributable primarily to the write-down of investment securities mentioned above along with increased losses recognized on the disposition of real estate owned and other repossessed assets in the first nine months of 2008, compared to the first nine months of 2007. Increases in brokerage commissions, investment banking fees and gains on the sale of securities offset partially the aforementioned decreases.

Noninterest Expense
Noninterest expense was $57.4 million in the third quarter of 2008, compared to $20.7 million in the third quarter of 2007 and $23.1 million in the second quarter of 2008. The change for the quarter primarily is attributable to the goodwill impairment charge and increased expenses related to maintaining other real estate owned prior to its sale.
Expenses to maintain other real estate owned are expected to remain higher than normal throughout the remainder of 2008 due to the increase in the number of properties acquired by the Company in resolving nonperforming loans. Also contributing to the increase for the quarter were increases in salaries and commission, benefit expenses related to hospitalization and a sharp increase in Federal Deposit Insurance Corp. insurance premiums.
Noninterest expense was $103.0 million for the first nine months of 2008, compared to $63.5 million for the first nine months of 2007. Similar to the comparison above, the increase is largely attributable to the goodwill impairment charge, an increase in expenses related to maintaining other real estate owned prior to its sale and the rise in FDIC insurance expense. An increase in salaries and employee benefits related to one-time severance costs and health insurance expenses at Home Savings also contributed to the change. Butler Wick also paid higher commissions and recognized additional expenses related to signing bonuses paid to new brokers in 2008.
Mr. McKay commented, “While we have experienced a negative impact on earnings due to the higher cost of regulatory compliance and deposit insurance, the Company maintains capital ratios in excess of well-capitalized levels and is considered ’adequately capitalized‘ for regulatory capital purposes.”
Financial Condition
Total assets were $2.7 billion at September 30, 2008, a decrease of $33.3 million compared to December 31, 2007. During the first nine months of 2008, a decrease in goodwill of $33.6 million and loans held for sale of $79.7 million were partially offset by increases in securities available for sale of $56.0 million, net loans of $11.4 million, real estate owned and other repossessed assets of $10.0 million and trading securities of $5.3 million.
Total liabilities increased by $2.0 million during the nine months ended September 30, 2008. Home Savings obtained brokered certificates of deposit to increase liquidity. These funds were used to pay down advances from the Federal Home Loan Bank. The Company also paid down approximately $21.4 million on a line of credit with JP Morgan Chase Bank, N.A. during the period.
Shareholders’ equity decreased $35.4 million during the nine months ended September 30, 2008. The decrease was attributable primarily to the net loss recognized in the first nine months of

2008 along with changes in the value of available for sale securities from market fluctuations and dividends paid to shareholders. Book value per share and tangible book value per share as of September 30, 2008, were $7.80 and $7.77, respectively. At December 31, 2007, book value per share and tangible book value per share were $8.97 and $7.81, respectively.
Home Savings and Butler Wick are wholly owned subsidiaries of the Company. Home Savings operates 39 full service banking offices and six loan production offices located throughout Ohio and western Pennsylvania. Butler Wick conducts business from its main office located in Youngstown, Ohio and 22 offices located in northeastern Ohio, western Pennsylvania, and western New York. Additional information on the Company, Home Savings and Butler Wick may be found on the Company’s web site: www.ucfconline.com.
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When used in this press release the words or phrases “believes,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Home Savings’ market area, demand for investments in Butler Wick’s market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

UNITED COMMUNITY FINANCIAL CORP.

	As of	As of
	September 30, 2008	December 31, 2007
	(Dollars in thousands, except per share data)
SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

ASSETS
Cash and cash equivalents	$33,146	$37,363
Securities	311,090	249,817
Federal Home Loan Bank stock, at cost	26,464	25,432
Loans held for sale	7,525	87,236
Loans:
Real estate	1,515,153	1,433,995
Construction	314,512	382,344
Consumer	358,454	349,447
Commercial	93,449	103,208
Allowance for loan losses	(33,186)	(32,006)

Net loans	2,248,382	2,236,988
Real estate owned and other repossessed assets	20,549	10,510
Goodwill	—	33,593
Core deposit intangible	949	1,169
Cash surrender value of life insurance	24,764	24,053
Other assets	53,836	53,878

Total assets	$2,726,705	$2,760,039

LIABILITIES
Deposits:
Interest-bearing	$1,811,585	$1,768,757
Noninterest-bearing	105,489	106,449

Deposits	1,917,074	1,875,206
Federal Home Loan Bank advances	418,434	437,253
Repurchase agreements and other	135,096	149,533
Other liabilities	21,745	28,333

Total liabilities	2,492,349	2,490,325

SHAREHOLDERS’ EQUITY
Preferred stock-no par value; 1,000,000 shares authorized and unissued
Common stock-no par value; 499,000,000 shares authorized; 37,804,457 issued and 30,051,773 shares outstanding	146,710	146,683
Retained earnings	177,881	213,727
Accumulated other comprehensive (loss) income	(245)	661
Unearned employee stock ownership plan shares	(8,098)	(9,465)
Treasury stock, at cost; 7,752,684 shares	(81,892)	(81,892)

Total shareholders’ equity	234,356	269,714

Total liabilities and shareholders’ equity	$2,726,705	$2,760,039

Book value per share	$7.80	$8.97
Tangible book value per share	$7.77	$7.81

UNITED COMMUNITY FINANCIAL CORP.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2008	2008	2007	2008	2007
		(Dollars in thousands, except per share data)
SELECTED EARNINGS DATA (UNAUDITED):

Interest income	$37,922	$38,389	$42,390	$116,167	$127,219
Interest expense	19,007	19,339	24,512	61,100	71,788

Net interest income	18,915	19,050	17,878	55,067	55,431

Provision for loan losses	8,995	3,248	5,363	14,709	10,432
Noninterest income:
Brokerage commissions	6,820	7,062	6,475	20,460	19,764
Service fees and other charges	3,513	4,005	3,705	10,973	11,048
Underwriting and investment banking	483	206	113	718	358
Net gains (losses):
Securities	(4)	35	3	935	51
Other-than-temporary impairment of securities	(5,029)	—	—	(5,029)	—
Loans sold	292	395	892	2,871	2,079
Real estate owned and other repossessed assets	(1,164)	(1,533)	(143)	(2,837)	(546)
Other income:	1,052	1,194	1,064	3,353	2,989

Total noninterest income	5,963	11,364	12,109	31,444	35,743

Noninterest expense:
Salaries and employee benefits	14,136	14,902	13,733	43,767	42,374
Goodwill impairment charge	33,593	—	—	33,593	—
Occupancy	1,281	1,285	1,232	3,902	3,588
Equipment and data processing	2,473	2,135	2,156	6,947	6,777
Amortization of core deposit intangible	69	73	88	220	281
Other noninterest expense	5,800	4,703	3,523	14,536	10,454

Total noninterest expense	57,352	23,098	20,732	102,965	63,474

Income (loss) before taxes	(41,469)	4,068	3,892	(31,163)	17,268
Income tax expense (benefit)	(2,915)	1,339	1,309	619	6,085

Net income (loss)	$(38,554)	$2,729	$2,583	$(31,782)	$11,183

Basic earnings per share	$(1.34)	$0.10	$0.09	$(1.11)	$0.39
Diluted earnings per share	$(1.34)	$0.10	$0.09	$(1.11)	$0.38
Dividends paid per share	$—	$0.0475	$0.0950	$0.1425	$0.2850

UNITED COMMUNITY FINANCIAL CORP.

	Three Months Ended	Three Months Ended	Three Months Ended
	September 30,	June 30,	September 30,
	2008	2008	2007
	(Dollars and share data in thousands)
AVERAGE DAILY BALANCE OF SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

Net loans (including allowance for loan losses of $33,186, $28,900 and $23,807, respectively)	$2,235,986	$2,211,825	$2,263,546
Loans held for sale	7,241	9,867	18,605
Securities	313,445	323,579	251,585
Other interest-earning assets	35,424	32,168	34,601
Total interest-earning assets	2,592,096	2,577,439	2,568,337
Total assets	2,766,282	2,742,040	2,719,571
Certificates of deposit	1,207,454	1,079,399	1,096,057
Interest-bearing checking, demand and savings accounts	610,548	660,306	584,178
Other interest-bearing liabilities	527,333	570,575	615,891
Total interest-bearing liabilities	2,345,335	2,310,280	2,296,126
Noninterest-bearing deposits	111,956	112,938	103,757
Total noninterest-bearing liabilities	139,754	146,117	138,833
Total liabilities	2,485,089	2,456,397	2,434,959
Shareholders’ equity	281,193	285,643	284,612
Common shares outstanding for basic EPS calculation	28,692	28,618	28,489
Common shares outstanding for diluted EPS calculation	28,692	28,639	28,532

SUPPLEMENTAL LOAN DATA:

Loans originated	$186,624	$229,394	$247,890
Loans purchased	40,959	47,744	61,476
Loans sold	24,785	44,360	52,737
Loan charge-offs	4,843	7,680	1,102
Recoveries on loans	135	130	151

	As of	As of	As of
	September 30,	June 30,	September 30,
	2008	2008	2007
	(Dollars in thousands)
SUPPLEMENTAL DATA:
Nonaccrual loans	$99,207	$94,564	$97,253
Restructured loans	3,199	3,132	2,132
Real estate owned and other repossessed assets	20,549	21,517	11,671
Total nonperforming assets	126,799	119,634	112,491
Mortgage loans serviced for others	928,234	938,522	875,039
Securities trading, at fair value	10,364	8,691	4,964
Securities available for sale, at fair value	300,726	309,413	242,271
Federal Home Loan Bank stock, at cost	26,464	26,112	25,432

Number of full time equivalent employees	782	788	799

REGULATORY CAPITAL DATA:

Tier 1 leverage ratio	7.43%	7.77%	8.03%
Tier 1 risk-based capital ratio	9.86%	9.86%	9.94%
Total risk-based capital ratio	11.78%	11.77%	12.44%